CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Capital Series of our reports dated December 11, 2025, relating to the financial statements and financial highlights, of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in John Hancock Capital Series’ Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 23, 2026

Appendix A

Trust	Fund Name	Report Date
John Hancock Capital Series	John Hancock U.S. Global Leaders Growth Fund	December 11, 2025
John Hancock Capital Series	John Hancock Classic Value Fund	December 11, 2025